Exhibit 99.1

Bank of the James Announces First Quarter 2016 Financial Results

Year-Over-Year Loan, Asset, Interest Income Growth; Shareholder Value Measures Increase

LYNCHBURG, VA—April 22, 2016 - Bank of the James Financial Group, Inc. (NASDAQ:BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving the greater Lynchburg area (Region 2000), and the Charlottesville, Harrisonburg, and Roanoke, Virginia markets, today announced unaudited results for the three months ended March 31, 2016.

Net income for the three months ended March 31, 2016 was $887,000 or $0.20 per diluted share compared with $927,000 or $0.27 per diluted share for the three months ended March 31, 2015. Diluted earnings per share in first quarter 2016 reflected a 30% increase in the number of weighted average shares outstanding compared with first quarter 2015, resulting primarily from the issuance of one million new shares of the company’s common stock on December 3, 2015.

Robert R. Chapman III, President and CEO, stated: “We experienced continued growth and balanced contributions from commercial and retail banking, with solid performance in the bank’s core Region 2000 market and growing business in Charlottesville, Roanoke and Harrisonburg. Commercial lending, residential construction and consumer lending have been especially strong, providing additional scale and diversification to the company’s loan portfolio. This growth has complemented stable performance from our two largest loan segments, commercial real estate and residential mortgage loans.

“We are focused on providing value and building relationships with customers, earning linked deposit business, and providing electronic banking, corporate credit/debit cards, treasury management and advisory services. We believe these integrated capabilities have contributed to high levels of customer retention, which has been a critical component of our growth strategy, and has enabled us to build shareholder value.”

First Quarter 2016 Highlights, Shareholder Value Measures (March 31, 2016 vs. March 31, 2015)

•	Interest income from earning assets increased 8.5%, primarily reflecting double-digit growth in 1-4 family construction lending, commercial & industrial, and consumer lines of credit.

•	Net interest income rose 11.7% compared with the prior year’s first quarter, reflecting interest income growth and a 13.0% reduction of interest expense resulting from the retirement of outstanding debt and diligent deposit pricing.

•	Total deposits increased to a company record $473.45 million, with growth in non-interest bearing deposits frequently associated with commercial banking relationships contributing to year-over-year net interest margin and interest spread stability.

•	Total loans, net of provision for loan losses, were a company record $433.70 million at March 31, 2016.

•	As loans grew, the company maintained strong asset quality, reflected in a ratio of total nonperforming loans to total loans of 0.59%, which was consistent with a year earlier.

•	Average interest earning assets were $488.6 million, up 9.2% from first quarter 2015.

•	Total stockholders’ equity grew by 38.4% and the company’s book value per share rose to $11.30 compared with $10.60 year-over-year, reflecting consistent expansion in shareholder value during the past year. The company’s book value per share increased $0.29 from December 31, 2015.

First Quarter 2016 Operational Review

Net income for the three months ended March 31, 2016 was $887,000 or $0.20 per diluted share compared with $927,000 or $0.27 per diluted share. Earnings per share were impacted by an increase in weighted average shares outstanding, which were 4,378,436 in first quarter 2016 compared with 3,371,616 million weighted average shares, which reflected the issue of approximately one million common shares in fourth quarter 2015.

“As anticipated, the year-over-year decline in net income reflected higher noninterest expense resulting from the investments made in technology, systems, facilities and personnel related to our continued expansion into our newer markets,” Chapman explained. “As part of our growth strategy, we anticipate that over time these investments will improve productivity and generate revenue that will deliver the level of quarterly earnings growth the company has recorded in the past several years.”

The company’s interest income was $5.24 million in first quarter 2016, up 8.5% from $4.83 million in first quarter 2015, reflecting loan growth. Interest expense declined 13.0% year-over-year to $548,000 at March 31, 2016 compared with $630,000 at March 31, 2015, which primarily was driven by the elimination of interest paid on capital notes, which were retired following the company’s December 2015 common equity placement.

J. Todd Scruggs, Executive Vice President and CFO, noted: “Managing interest expense, while building our base of deposits to help fund lending, has been a critical initiative for some time. We believe our results demonstrated considerable success in adding cost effective deposits while protecting our margin.”

The company’s net interest margin was 3.89% and net interest spread was 3.76% for the three months ended March 31, 2016, up from 3.81% and 3.68%, respectively, for the three months ended March 31, 2015. The company’s net interest margin and spread also increased compared with fourth quarter 2015. Average rates earned on loans, including fees, was 4.60% in first quarter 2016 compared with 4.65% in first quarter 2015, and average rates on taxable securities was 2.48%, down slightly compared with the prior year’s first quarter.

Scruggs commented: “We were pleased that in a competitive market for quality loans, we were able to maintain sound margins, which we believe speaks to the exceptional relationship banking experience and value that earns and retains customers.”

Net interest income increased 11.7% to $4.69 million for the three months ended March 31, 2016 from $4.20 million for the three months ended March 31, 2015. Reflecting increased lending activity and modest increases in loan charge-offs, management determined it was prudent to increase its provision for loan losses, which totaled $200,000, up from the prior year and higher than in the past several quarters.

Noninterest income from fees, service charges and commissions, including gains on sales of residential mortgage loans and the bank’s line of treasury management services for commercial customers, was $1.01 million in first quarter 2016 compared with $947,000 in first quarter 2015. Service fees increased year-over-year, as did gains on sales of residential mortgage loans. Based on the mortgage origination pipeline on March 31, 2016, management expects the mortgage operation will continue to produce gains on sales of mortgage loans at the same level or higher in the second quarter 2016.

Noninterest expense for the three months ended March 31, 2016 was $4.19 million, up from $3.68 million a year earlier, primarily reflecting costs related to the company’s market expansion, including additional compensation and benefits expense, and investment in enhanced operating systems, Web-based technology, and security.

First Quarter 2016 Balance Sheet Review

Loans held for investment, net of allowance for loan losses, were $433.70 million at March 31, 2016, up from $430.45 million at December 31, 2015, and up 7.5% from $403.57 million at March 31, 2015. Loans held for sale were $3.71 million at March 31, 2016 compared with $1.96 million at December 31, 2015 and $1.74 million at March 31, 2015. This increase reflected continuing residential mortgage lending strength and quarterly timing related to closing and selling selected loans (primarily longer-term fixed rate mortgages) to the secondary market.

Commercial loan balances (primarily commercial and industrial loans) rose to $79.49 million at March 31, 2016 from $76.26 million at December 31, 2015, and reflected 25.5% growth since March 31, 2015. Non-owner occupied real estate (primarily commercial real estate) balances were $134.00 million, an increase of $3.61 million compared with a year earlier. Consumer lines of credit, primarily home equity loans, were $63.33 million at March 31, 2016, an 11.1% increase from a year earlier. Management noted the bank’s Rewards program in the Charlottesville and Harrisonburg markets has been particularly successful in generating home equity borrowing by higher net worth customers with sound credit profiles.

The company’s portfolio of owner-occupied real estate loans was essentially flat compared with a year ago, reflecting a focus on originating and selling mostly fixed-rate loans. Construction lending continued to be a strong sector for the bank, with its $24.69 million at March 31, 2016 total up 21.9% from a year earlier. The growth was primarily driven by 1-4 family home construction, while commercial and investment property construction declined slightly year-over-year.

Michael A. Syrek, Executive Vice President and Senior Loan Officer, commented: “We have been judicious in adding commercial real estate (CRE) loans to our portfolio. We are pleased with the quality of our CRE portfolio. The lending market continues to be extremely competitive, and we have focused on the highest quality opportunities that also enable the bank to establish a full-service relationship with linked services. Commercial and industrial lending, which often goes hand-in-hand with cash flow and funds management, has provided meaningful opportunities to grow lending and build relationships that involve deposits and cash management products to help customers be more effective managing their businesses.”

Total deposits at March 31, 2016 increased to a company record $473.45 million, compared with $467.61 million at December 31, 2015 and up 8.0% compared with $438.81 million at March 31, 2015. A significant amount of year-over-year deposit growth reflected continued growth of noninterest bearing demand accounts and the regulatory approval obtained in 2015 to take deposit business in the bank’s Charlottesville office. Core demand and savings deposits increased to $327.59 million at March 31, 2016 compared with $324.19 million at December 31, 2015.

Total assets were $524.61 million at March 31, 2016 compared with $527.14 million at December 31, 2015, with loan growth and increased fair value of securities offset by a decline in cash and cash equivalents, of which $10,000,000 was used to retire the company’s capital notes on January 5, 2016. Assets rose 7.5% from March 31, 2015, primarily reflecting steady year-over-year growth in loans held for investment, loans held for sale and the securities portfolio. Year over year growth in these areas was primarily funded by the increase in customer deposits previously mentioned.

The company’s asset quality remained strong and stable, with a 0.59% ratio of nonperforming loans to total loans at March 31, 2016. Consistent with the prior quarter end, the company’s allowance for loan losses to total loans remained at 1.08%. The company’s reserve for loan losses as a percent of nonperforming loans increased to 183.61% at March 31, 2016 compared with 137.49% at December 31, 2015.

The company grew measures of shareholder value, including tangible book value per share and total stockholders’ equity. Total stockholders’ equity increased to $49.46 million at March 31, 2016, compared with $48.20 million at December 31, 2015, and rose 38.4% compared with March 31, 2015. Retained earnings grew to $8.54 million at March 31, 2016 compared with $7.92 million at December 31, 2015.

Return on average assets (ROAA) was 0.68% in first quarter 2016, down from 0.78% in first quarter 2015, primarily reflecting increased assets. Return on average equity (ROAE) was 7.30%, down from 10.59% in first quarter 2015, primarily reflecting a sharp increase in outstanding shares resulting from the company’s common equity issue in December 2015. The bank’s regulatory capital ratios continued to exceed accepted regulatory standards for a well-capitalized institution.

Conclusion

Chapman stated: “For the most part, our served markets continue to demonstrate stable economies and general health, with selective business growth, good residential real estate activity, and stable employment. Although competition for quality loan and banking relationships is intense, we are earning business and, importantly, retaining clients.

“We are pleased that even with investment in growth, the company has demonstrated significantly increased shareholder value. We believe our first quarter performance has demonstrated the sound operating results that lay a solid foundation for the coming year.”

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., serves Lynchburg, Charlottesville, Harrisonburg, Roanoke, and other markets in Virginia. The bank operates 10 full service locations, two limited service branches, two loan production offices, and an investment/insurance services division. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of the Company. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000 tscruggs@bankofthejames.com

FINANCIAL TABLES FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

Dollars in thousands, except per share data

unaudited

Selected Data:	Three months ending Mar 31, 2016	Three months ending Mar 31, 2015	Change
Interest income	$5,235	$4,826	8.47%
Interest expense	548	630	-13.02%
Net interest income	4,687	4,196	11.70%
Provision for loan losses	200	100	100.00%
Noninterest income	1,008	947	6.44%
Noninterest expense	4,190	3,680	13.86%
Income taxes	418	436	-4.13%
Net income	887	927	-4.31%
Weighted average shares outstanding - basic and diluted	4,378,436	3,371,616	29.86%
Basic net income per share	$0.20	$0.27	$(0.07)
Fully diluted net income per share	$0.20	$0.27	$(0.07)

Balance Sheet at period end:	Mar 31, 2016	Dec 31, 2015	Change	Mar 31, 2015	Dec 31, 2014	Change
Loans, net	$433,701	$430,445	0.76%	$403,572	$394,573	2.28%
Loans held for sale	3,706	1,964	88.70%	1,742	1,030	69.13%
Total securities	40,280	38,515	4.58%	26,629	26,923	-1.09%
Total deposits	473,451	467,610	1.25%	438,806	399,497	9.84%
Stockholders’ equity	49,456	48,196	2.61%	35,738	34,776	2.77%
Total assets	524,611	527,143	-0.48%	488,007	460,865	5.89%
Shares outstanding	4,378,436	4,378,436	—	3,371,616	3,371,616	—
Book value per share	$11.30	$11.01	0.29	$10.60	$10.31	$0.29

Daily averages:	Three months ending Mar 31, 2016	Three months ending Mar 31, 2015	Change
Loans, net	$432,188	$397,221	8.80%
Loans held for sale	2,302	1,565	47.09%
Total securities	40,182	27,046	48.57%
Total deposits	455,650	410,868	10.90%
Stockholders’ equity	48,731	35,099	38.84%
Interest earning assets	488,598	447,255	9.24%
Interest bearing liabilities	378,539	361,878	4.60%
Total assets	519,396	475,466	9.24%

Financial Ratios:	Three months ending Mar 31, 2016	Three months ending Mar 31, 2015	Change
Return on average assets	0.68%	0.78%	(0.10)
Return on average equity	7.30%	10.59%	(3.29)
Net interest margin	3.89%	3.81%	0.08
Efficiency ratio	73.57%	71.55%	2.02
Average equity to average assets	9.38%	7.38%	2.00

Allowance for loan losses:	Three months ending Mar 31, 2016	Three months ending Mar 31, 2015	Change
Beginning balance	$4,683	$4,790	-2.23%
Provision for losses	200	100	100.00%
Charge-offs	(251)	(201)	24.88%
Recoveries	118	57	107.02%
Ending balance	4,750	4,746	0.08%

Nonperforming assets:	Mar 31, 2016	Dec 31, 2015	Change	Mar 31, 2015	Dec 31, 2014	Change
Total nonperforming loans	$2,587	$3,406	-24.05%	$2,102	$3,505	-40.03%
Other real estate owned	2,355	1,965	19.85%	2,081	956	117.68%
Total nonperforming assets	4,942	5,371	-7.99%	4,183	4,461	-6.23%
Troubled debt restructurings - (performing portion)	642	646	-0.62%	394	376	4.79%

Asset quality ratios:	Mar 31, 2016	Dec 31, 2015	Change	Mar 31, 2015	Dec 31, 2014	Change
Nonperforming loans to total loans	0.59%	0.78%	(0.19)	0.51%	0.87%	(0.36)
Allowance for loan losses to total loans	1.08%	1.08%	0.00	1.16%	1.20%	(0.04)
Allowance for loan losses to nonperforming loans	183.61%	137.49%	46.12	225.78%	136.66%	89.12